Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier/Crystal Warner
Maier & Company, Inc.
(310) 442-9852

FUEL SYSTEMS SOLUTIONS RECEIVES FAVORABLE

DETERMINATION LETTER FROM NASDAQ

—Continued Listing Granted, Subject to Conditions—

SANTA ANA, CA – June 11, 2007 – Fuel Systems Solutions, Inc. (Nasdaq Global:FSYS) today announced that it received a written staff determination notice from the NASDAQ Stock Market on June 8, 2007 stating that the Nasdaq Listing Qualifications Panel has determined to grant the company’s request for continued listing on The Nasdaq Stock Market, subject to the conditions set forth in such letter. The panel determined to continue the listing of the company’s shares on The Nasdaq Stock Market, subject to (1) the company providing certain information to the Nasdaq Hearings Department on or about July 15, 2007 and (2) the company becoming current in its delinquent periodic reports (including the filing of any required restatements) on, or before, September 6, 2007.

As previously reported, the company is not in compliance with NASDAQ’s Marketplace Rule 4310(c)(14) because it did not timely file its annual report on Form 10-K for the year ended December 31, 2006 or its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007. The company has delayed filing its annual report on Form 10-K for fiscal 2006 and its quarterly report on Form 10-Q for the first quarter of fiscal 2007 until a special committee of its board of directors has completed an investigation into the company’s historical stock option grant practices.

Fuel Systems Solutions is a holding company currently comprised of two operating subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects.

(more)

Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at www.brc.it

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the company’s expectations regarding an internal review of its historical stock option grants and anticipated dates of providing information to NASDAQ Stock Market and/or filings with the Securities and Exchange Commission. Such statements are only predictions, and the company’s actual results may differ materially. Factors that may cause the company’s results to differ include, but are not limited to: risks that the company’s stock will continue to be listed on the NASDAQ Stock Market and risks that the special committee’s investigation will not be completed in a timely manner.

# # #